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                                                                   EXHIBIT 10.19

                              EMPLOYMENT AGREEMENT


THIS AGREEMENT, is made and entered into this 11th day of November, 1998, by and between National Medical Care, Inc., d/b/a Fresenius Medical Care North America ("FMC" or the "EMPLOYER"), with principal offices located at 95 Hayden Avenue, Lexington, MA 02420 and William F. Grieco ("EMPLOYEE") currently residing at 115 Marlborough Street, Boston, MA 02116.

WITNESSETH:

WHEREAS, FMC desires to employ EMPLOYEE as Senior Vice President and General Counsel of FMC and its affiliated corporations in North America, and

WHEREAS, the parties hereto desire to express the terms and conditions of such employment.

NOW THEREFORE, it is understood and agreed to between the parties as follows:

1. EMPLOYMENT. FMC hereby employs EMPLOYEE as Senior Vice President and General Counsel, and EMPLOYEE hereby accepts the employment upon the terms and conditions of this Agreement.

2. TERM. The term of this Agreement shall commence as of November 11, 1998 and shall continue thereafter, unless terminated in accordance with the provisions hereinafter stated.

3. DUTIES AND RESPONSIBILITIES. EMPLOYEE shall serve full time as FMC's Senior Vice President and General Counsel and will be responsible for the management and organization of the Law Department and coordination of the provisions of all legal services, through both in-house counsel reporting to EMPLOYEE and outside counsel engaged by EMPLOYEE, to FMC and its affiliated organizations in North America. EMPLOYEE shall report directly to the Chief Executive Officer of FMC. EMPLOYEE shall to the best of his ability and experience competently, loyally, diligently and conscientiously perform all of the duties and obligations expressly or implicitly required under this Agreement. EMPLOYEE further agrees that, in conducting business in the interest of the EMPLOYER, he will not engage in, knowingly permit others under his control to carry on, or induce others to engage in any practice or commit any acts in violation of any federal or state or local law or ordinance.

4.   COMPENSATION AND BENEFITS.

a) BASE SALARY. EMPLOYER shall pay EMPLOYEE for all services rendered a base salary of $450,000 per year, (the "Base Salary"), payable in accordance with FMC's payroll procedures, subject to customary withholding and employment taxes. At the end of each year of employment hereunder, EMPLOYEE's performance for the prior year shall be reviewed and evaluated. If EMPLOYEE's performance is satisfactory, EMPLOYEE shall receive an increase in his base salary consistent with the percent increase available to other similarly positioned senior executives of FMC.


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b)   INCENTIVE COMPENSATION. During EMPLOYEE's employment with FMC, EMPLOYEE shall be entitled to participate in FMC's Management Bonus Plan and any other such incentive compensation plans as are now available or may become available to other similarly positioned senior executives of FMC. EMPLOYEE will be in the 1998 senior executive eligibility level, wherein the target level bonus is forty percent (40%) and the maximum bonus is eighty percent (80%) per plan of base salary. Although funding for the plan is based upon attainment of specific individual and company financial objectives, EMPLOYEE will be treated similarly with other senior executives of FMC. EMPLOYEE's entitlement to a bonus under the Management Bonus Plan will be governed by terms of that Plan.

     Additionally, in consideration of the extraordinary additional demands and resulting work load imposed by the current investigation being conducted by the Office of the United States Attorney for the District of Massachusetts and other United States Government agencies (the "Investigation"), upon the successful resolution of the Investigation, EMPLOYEE shall be eligible for a special bonus consideration based upon his performance throughout the course of the Investigation and its resolution (the "Special Bonus"). Such Special Bonus shall be determined by Ben Lipps, as the Chief Executive Officer, or in whatever capacity he may then be serving the EMPLOYER or any of its affiliates.

c) STOCK PLAN. EMPLOYEE shall be entitled to participate in the current Fresenius Medical Care AG Stock Incentive Plan, and any future stock incentive plan (individually a "Stock Plan" and collectively, the "Stock Plans"), subject to IRS approval of such respective Stock Plans. In addition to the existing options to purchase Fresenius Medical Care AG Preference Shares previously granted to EMPLOYEE (the "Existing Options"), EMPLOYEE shall be entitled to receive additional option grants in amounts and on such terms as granted to other similarly positioned senior executives of FMC, as approved by the Fresenius Medical Care AG Managing Board.

d) BENEFIT PROGRAMS. EMPLOYEE shall continue to be eligible to participate in the group employee benefits programs at the senior executive level as now established or which subsequently become available.

e) LIFE INSURANCE. EMPLOYEE will be provided with life insurance in accordance with FMC's policy, currently capped at Four Hundred Thousand Dollars ($400,000). EMPLOYEE will be provided with the opportunity to purchase supplemental life insurance of an additional Six Hundred Thousand Dollars ($600,000) beyond the current policy of coverage at his own expense, with proof of good health.

f)   AUTOMOBILE. EMPLOYEE will be provided with a company car allowance.

5.   TERMINATION OF EMPLOYMENT.

a) TERMINATION BY FMC. This Agreement may be terminated by FMC for cause immediately upon notice to EMPLOYEE. FMC shall have cause for termination in the event of:

     i) A default by EMPLOYEE in the performance of any material provision of this Agreement, and such default continues for a period of thirty (30) days after written notice to EMPLOYEE from EMPLOYER stating the specific default, unless such default is cured to the reasonable satisfaction of EMPLOYER within such thirty (30) day period, or if such failure cannot be cured within thirty (30) days, EMPLOYEE has commenced a good faith effort to cure in which case


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          EMPLOYER, within its sole discretion, may extend such period, in which case the notice of termination shall not be effective, and this Agreement shall not be terminated. No severance benefits are due to EMPLOYEE in the event he is terminated for cause.

     ii)  EMPLOYEE's death.

     iii) The final, unappealable conviction of EMPLOYEE of any felony.

b) TERMINATION BY FMC FOR DISABILITY. The disability of EMPLOYEE during his employment under this Agreement through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, in the opinion of a physician mutually agreeable to the parties, is expected to be unable to perform substantially all of his duties and responsibilities hereunder for one hundred eighty (180) consecutive calendar days during the year following the physician's examination of EMPLOYEE.

c) TERMINATION BY EMPLOYEE. This Agreement may be terminated by EMPLOYEE in the event of a breach by FMC of any of its obligations under this Agreement, provided EMPLOYEE gives FMC written notice specifying the manner in which he believes FMC has breached this Agreement and FMC has thirty
     (30) days from receipt of such notice to cure such breach, or in the case of other than a non-payment of money breach, if such breach cannot be cured within thirty (30) days, to commence a good faith effort to cure. Additionally, EMPLOYEE shall be entitled to terminate for "Good Reason." For purposes of this Agreement, "Good Reason" means the occurrence of any of the following circumstances: (i) a reduction in salary or significant reduction in benefits or reduction in EMPLOYEE's position, responsibilities, duties, or status as a senior executive of FMC; (ii) change in office location outside of the metropolitan Boston area; (iii) change in reporting to CEO; (iv) Change in Control of FMC; or (v) change in reporting to the current CEO. For purposes of this Agreement, a Change in Control shall be defined as any of the following:

         (i) the transfer (whether by sale, dividend, exchange, lease, merger, consolidation or otherwise) of greater than fifty percent (50%) of the voting power of FMC, within any twelve (12) month period, (ii) the transfer (whether by sale, dividend, exchange, lease, merger, consolidation, or otherwise) of all or substantially all the assets or stock of FMC, (iii) any other action which results in persons, other than the current majority shareholders of FMC, having the voting power to direct the management of FMC, or (iv) FMC relocates its corporate headquarters more than fifty (50) miles from its present location in Lexington, Massachusetts.


     Upon the occurrence of any of the foregoing circumstances which may constitute Good Reason for termination by EMPLOYEE, EMPLOYEE shall have twelve (12) months in which to notify FMC of his intention to terminate for Good Reason. Failure to do so will constitute a waiver of any right EMPLOYEE may have had to terminate his employment with Good Reason on the basis of the specific event at issue. Such waiver will not impair EMPLOYEE's ability to terminate with Good Reason in response to any subsequent occurrence of any of the events identified.


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d)   PAYMENT UPON TERMINATION. In the event this Agreement is terminated for any reason (including termination for Good Reason by EMPLOYEE), EMPLOYEE shall be entitled to receive all accrued but unpaid base salary and any manner of bonus compensation earned by EMPLOYEE as of the date of termination (all such bonus amounts shall be earned on a pro-rata basis for the portion of the year that EMPLOYEE is employed prior to termination). In addition, if FMC terminates this Agreement for any reason, other than a reason set forth in Section 5(a) or 5(b), or if EMPLOYEE terminates this Agreement pursuant to Section 5(c) (i)-(iv), EMPLOYEE shall also receive (i) salary and benefits continuation for a period of two (2) years following termination of employment; (ii) vesting of any unvested Existing Options and any Future Options as of the date of termination (together with any previously vested options, the "Vested Options"), and (iii) payout of any accrued vacation/PTO time. EMPLOYEE shall have three (3) years from any such termination to exercise the Vested Options. Should he fail to exercise these options, they will be forfeited at the end of that three (3) year period. Additionally, Ben Lipps, or his successor, will use his best efforts to recommend that EMPLOYEE be granted up to ten (10) years from the date of grant to exercise the Vested Options.

     If EMPLOYEE terminates this Agreement pursuant to Section 5(c)(v), EMPLOYEE shall be entitled to all of the compensation, benefits and rights referenced in this Section 5(d), except that he shall be entitled to salary and benefits continuation for a period of one (1) year on a guaranteed basis and salary and benefits continuation for up to but not to exceed one
     (1) additional year or until EMPLOYEE finds full-time employment provided EMPLOYEE continues to make good faith effort to do so. If EMPLOYER terminates this Agreement pursuant to Section 5(b), EMPLOYEE shall be entitled to salary and benefits continuation for a period not to exceed one and one half (1 1/2 ) years beginning on the 181st day of disability. EMPLOYEE may elect to receive salary continuation as a lump sum payment and to forego benefits.

6. NON-DISCLOSURE/NON COMPETITION AGREEMENT. EMPLOYEE acknowledges that during the term of employment with EMPLOYER, he will have access to and become acquainted with Confidential Information of the EMPLOYER. Confidential Information means all information related to the present or planned business of FMC that has not been released publicly by authorized representatives of FMC, and shall include but not be limited to, trade secrets and know-how, inventions, marketing and sales programs, employee, customer, patient and supplier information, information from patient medical records, financial data, pricing information, regulatory approval and reimbursement strategies, data, operations and clinical manuals.

     EMPLOYEE agrees not to use or disclose, directly or indirectly, any Confidential Information of FMC at any time and in any manner, except as required in the course of his employment with FMC or with the express written authority of FMC.

     EMPLOYEE understands that his non-disclosure obligations will continue following his termination of employment.

     All documents and equipment relating to the business of FMC, whether prepared by EMPLOYEE or otherwise coming into EMPLOYEE's possession, are the exclusive property of FMC, and must not be removed from the premises of FMC except as required in the


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     course of employment. Any such documents and equipment must be returned to
     FMC when EMPLOYEE leaves the employment of FMC.

7. EXPENSES. EMPLOYEE will be reimbursed for travel and other expenses related to the performance of his duties under the Agreement and in accordance with the EMPLOYER's policies.

8. VACATION/PTO. In recognition of EMPLOYEE'S previous inability over the past thirty three (33) months to take advantage of available vacation/PTO time, EMPLOYER will credit EMPLOYEE's Vacation/PTO account with one hundred twenty (120) additional hours of time and will pay out one hunderd sixty
     (160) additional hours of time in the form of a lump sum payment. EMPLOYEE shall be allowed to carry-over up to two hundred (200) hours from year-to-year without losing such time. EMPLOYEE shall also accrue PTO days at the maximum available to senior executives under the Executive Vacation Policy which currently provides for thirty (30) days of PTO per year.

9. ENTIRE AGREEMENT AND AMENDMENTS. This Agreement shall constitute the entire agreement between the parties and supersedes all existing agreements between them, whether oral or written, with respect to the subject matter hereof. Any waiver, alteration, or modification of any of the provisions of this Agreement, or cancellation or replacement of this Agreement shall be accomplished in writing and signed by the respective parties.

10. NOTICES. All notices hereunder shall be in writing and shall be deemed to be given when sent by certified mail to either party at the address of such party set forth above or at such other address as shall have been designated by written notice by such party to the other party.

11. GOVERNING LAW. This Agreement shall be construed in accordance with, and the rights of the parties shall be governed by, the laws of the Commonwealth of Massachusetts.


IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the undersigned duly authorized persons as of the day and year first stated above.

                                            NATIONAL MEDICAL, INC. d/b/a
                                            FRESENIUS MEDICAL CARE
WITNESS                                     NORTH AMERICA, EMPLOYER

/s/ Barbara A. Read                         By: /s/ Ben J. Lipps
--------------------------                      -----------------------------
Barbara A. Read                                 Ben J. Lipps
                                                Chief Executive Officer

WITNESS                                     WILLIAM F. GRIECO, EMPLOYEE


/s/ Susan Zeller-Kent                       /s/ William F. Grieco
--------------------------                  ---------------------------------
Susan Zeller-Kent                           William F. Grieco


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